Exhibit 5.1

Graubard Miller The Chrysler Building 405 Lexington Avenue New York, N.Y. 10174-1101 (212) 818-8800
facsimile		direct dial number
(212) 818-8881

March 11, 2019

Chicken Soup for the Soul Entertainment, Inc.

132 E. Putnam Avenue, Floor 2W

Cos Cob, CT 06807

Re:	Prospectus Supplement dated March 11, 2019

Ladies and Gentlemen:

We have acted as counsel for Chicken Soup for the Soul Entertainment, Inc., a Delaware corporation (the “Company”) in connection with the preparation of a registration statement on Form S-3 (File No. 333-227596), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective on October 19, 2018, including the base prospectus included therein, and the prospectus supplement thereto dated March 11, 2019 (the “Prospectus Supplement”), filed pursuant to Rule 424(b) promulgated under the Securities Act, relating to the issuance and sale by the Company of 50,000 shares of 9.75% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 (“Series A Preferred Stock”), at a price of $25.00 per share. The shares will be sold as described in the Registration Statement and the related Prospectus Supplement pursuant to a subscription agreement with the purchaser (the “Subscription Agreement”).

In rendering the opinion set forth below, we have examined (a) the Prospectus Supplement; (b) the Registration Statement and the exhibits thereto; (c) the form of Subscription Agreement; (d) the Company’s Amended and Restated Certificate of Incorporation; (e) the Company’s Bylaws; (f) certain records of the Company’s corporate proceedings as reflected in its minute books; and (g) such statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinions hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that the shares of Series A Preferred Stock, when sold and issued in accordance with the Prospectus Supplement and the Subscription Agreement, against payment therefor, will be duly authorized, validly issued, fully paid and non-assessable.

Chicken Soup for the Soul Entertainment, Inc.

March 11, 2019

No opinion is expressed herein other than as to the law of the State of New York, the corporate law of the State of Delaware and the federal securities law of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement, to the use of our name as counsel to the Company, and to all references made to us in the Registration Statement and the prospectuses forming a part thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller